Exhibit 99.2
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The statements in the following discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to risks and uncertainties Exhibits 99.1 and 99.3 of this Form 8-k. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31.
Overview
      We are a leading supplier to the vehicle replacement parts market, or the aftermarket, with top three market positions in each of our product lines. We supply a broad range of filtration, fuel, cooling and engine management products to the automotive, trucking, industrial, construction, agricultural, marine and mining vehicle markets. Over 80% of our pro forma LTM net sales were made to a diverse aftermarket customer base that includes some of the largest and fastest growing companies servicing the aftermarket.
      Sales. We have one of the most comprehensive product lines in the aftermarket, offering over 43,000 part numbers. We believe the breadth of our product offerings in each of our business lines, combined with our extensive global manufacturing, sourcing and distribution capabilities, product innovations, diverse customer base and reputation for quality and service, make us a leader in our industry.
      We design, develop, manufacture and distribute an extensive range of vehicle replacement parts across our four product lines:

•	Filtration Products (Champion): oil, air, fuel, hydraulic, transmission, cabin air and industrial filters and PCV valves.

•	Fuel Products (Airtex): fuel pump assemblies, electric fuel pumps, mechanical fuel pumps and fuel pump strainers.

•	Cooling Products (ASC): water pumps and water outlets.

•	Engine Management Products (Wells): caps and rotors, emission controls, sensors, ignition controls and coils.
We believe our product lines are well positioned in the aftermarket. Our filtration products have relatively short and predictable replacement cycles and our fuel, cooling and engine management products are non-discretionary replacement items, the need for which increases as cars reach the prime age (six years or more) for aftermarket maintenance.
      We believe that the majority of our sales tend to track the overall growth of the aftermarket. Sales in the automotive aftermarket (excluding tires) have grown at an average annual rate of approximately 4.5% from 2000 through 2005, with the lowest year of growth in 2004 of approximately 3.1%. In addition, AAIA reported that annual miles driven in the United States by all types of wheeled vehicles increased every year between 1985 and 2004, though annual miles driven decreased slightly in 2005 due to increased gas prices. We believe that the aftermarket will continue to grow as a result of increases in the average age of vehicles, average number of miles driven per year by passenger cars, number of vehicles registered in the United States and number of licensed drivers. Because we primarily supply the aftermarket, our sales do not correlate strongly with annual vehicle production.
      During 2005 and 2004, 20% and 22%, respectively, of our net total sales were derived from our business with AutoZone. This percentage is expected to increase by approximately two percentage points as a result of the ASC Acquisition. Our failure to maintain this relationship with AutoZone stores would result in a significant decrease in our net sales. Even if we maintain our relationship, this sales concentration with one customer increases the potential impact to our business that could result from any changes in the economic terms of this relationship.
      Cost of Sales. Cost of sales includes all costs of manufacturing required to bring a product to a saleable condition. Such costs include direct and indirect materials (net of vendor consideration), direct and indirect labor costs (including pension, postretirement and other fringe benefits), supplies, utilities, freight, depreciation, insurance, information technology costs and other costs. Cost of sales also includes all costs to procure, package and ship products that we purchase and resell. The two largest components of our cost of sales are labor and steel.
      Since early 2004, global demand for steel has been high and has resulted in supplier-imposed price increases and/or surcharges for this raw material. While we have been, and expect to continue to be, able to obtain sufficient quantities to satisfy our needs, we have been required to pay significantly higher prices for the material. In 2005 and the beginning of 2006, the prices we paid for steel stabilized. However, the cost of certain types of steel we used increased again in the third quarter of 2006. It is uncertain whether this price increase trend will continue. We have implemented price increases on certain products with high steel content and are considering the implementation of additional price increases on these products. Existing price increases, as well as any future increases, have not been and may not be sufficient to offset all of the steel cost increases we have been forced to incur. The higher cost of steel, net of our product price increases, decreased pre-tax income of continuing operations by approximately $4.5 million in 2005 compared to 2004. The impact of higher steel costs, net of our product price increases, was approximately $0.5 million higher in the first three quarters of 2006 compared to the similar period of 2005. Due to the recent steel cost increases, for the full year 2006, the impact of steel costs, net of our product price increases, is forecasted to be comparable to 2005.
      Selling and Warehousing Expenses. Selling and warehousing expenses primarily include sales and marketing, warehousing and distribution costs. Our major cost elements include salaries and wages, pension and fringe benefits, depreciation, advertising and information technology costs.
      We intend to leverage the fixed portion of selling and warehousing as sales increase. Consequently, we think that selling and warehousing expense as a percentage of sales is a key measure.
      General and Administrative Expenses. General and administrative expenses primarily include executive, accounting and administrative personnel salaries and fringe benefits, professional fees, pension benefits, insurance, provision for doubtful accounts, rent and information technology costs.
Recent Events

Acquisition of ASC Industries, Inc.
      On May 25, 2006, we acquired ASC Industries, Inc. and its subsidiaries. The preliminary purchase price was $125.5 million. In addition, we assumed $12.0 million of ASC indebtedness and certain other obligations.
      We have agreed to pay to the former stockholders of ASC up to an aggregate amount of $4.0 million of additional purchase price, based upon the integration of certain operations within ASC and UCI. In the third quarter of 2006, we paid $2.0 million of the $4.0 million. This $2.0 million has been included in the $125.5 million purchase price. The remaining $2.0 million will be added to the final purchase price, if and when the remainder of the integration is completed.
      ASC is a manufacturer and distributor of water pumps, with 2005 revenue of $98.3 million.
      In connection with the ASC Acquisition, on May 25, 2006, UCI entered into a senior credit agreement. This senior credit agreement replaced UCI’s previously existing credit facility and provided for additional borrowing capacity of up to $113.0 million. UCI replaced the $217.0 million of outstanding debt under its previously existing credit facility with the new credit facility borrowings. In addition, $113.0 million was borrowed to finance a portion of the ASC Acquisition purchase price.

UCI Holdco Reorganization
      In connection with the ASC Acquisition, we were formed as a holding company for UCI Acquisition Holdings, Inc. and UCI. All of the shares of common stock of UCI Acquisition were exchanged for an equal number of shares of our common stock. As a result, we became the direct parent company of UCI Acquisition and the ultimate parent company of UCI and its subsidiaries.

Dispositions

Sale of Driveline Components and Specialty Distribution Operations.
      On June 30, 2006, we sold our driveline components operation and our specialty distribution operation. The driveline components operation manufactured and distributed products including universal joints, drive shafts, CV joints and boot kits, and small vehicle CV half shafts. The specialty distribution operation sold hard-to-find products in categories such as engine and transmission parts, power train components, engine mounts and shop supplies.
      These operations were sold to two separate buyers for a combined $37.6 million of cash, approximately $1.3 million of which is expected to be paid by the end of the first quarter of 2007. In June 2006, we recorded a combined after-tax loss of $18.3 million on these sales.

Sale of Lighting Systems Operation.
      On November 30, 2006, we sold our Flexible Lamps subsidiary. Flexible Lamps manufactures and distributes lighting systems for commercial vehicles. Its customers are primarily in the European market. Net sales in the nine months ended September 30, 2006 were $45.6 million and were $60.7 million in the year ended December 31, 2005.
      Flexible Lamps was sold for $36.5 million in cash, net of fees and expenses. The gain on the sale was approximately $2.8 million, net of $6.8 million of tax expense. Only $2.1 million of the tax will be paid in cash. The remaining $4.7 million is a non-cash charge from the reversal of book/tax temporary differences.
      The final sales price is subject to certain post-closing adjustments, including an increase or decrease dependent on finalization of net working capital. In addition, the sales price could increase by up to $2.3 million, depending on the amount of proceeds from the possible post-closing sale of a Flexible Lamps building. Also, if Flexible Lamps makes structural changes to its pension plan within 15 months from the date of closing, and if such changes result in a reduction in the actuarially determined deficit, the final sales price could increase by up to an additional $2.2 million. Any adjustment in the sales price will result in a commensurate adjustment to the pre-tax gain on the sale of Flexible Lamps.
Critical Accounting Policies and Estimates
      The methods, estimates and judgments we use in applying our most critical accounting policies have a significant impact on the results we report in our financial statements. We evaluate our estimates and judgments on an on-going basis. We base our estimates on historical experience and on assumptions that we believe to be reasonable under the circumstances. Our experience and assumptions form the basis for our judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may vary from what we anticipate, and different assumptions or estimates about the future could change our reported results.
      We believe the following accounting policies are the most critical in that they significantly affect our financial statements, and they require our most significant estimates and complex judgments.
      Inventory. We record inventory at the lower of cost or market. Cost is principally determined using standard cost, which approximates the first-in, first-out (FIFO) method. Estimated market value is based on assumptions for future demand and related pricing. If actual market conditions are less favorable than those projected by management, reductions in the value of inventory may be required.

      Revenue recognition. We record sales when title transfers to the customer. Where we have sales rebate programs with some of our customers, we estimate amounts due under these sales rebate programs when the sales are recorded. Net sales relating to any particular shipment are based upon the amounts invoiced for the shipped goods less estimated future rebate payments. These estimates are based upon our historical experience. Revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.
      Additionally, we enter into agreements with our customers that provide for sales discounts, marketing allowances, return allowances and performance incentives. Any discount, allowance or incentive is treated as a reduction to sales, based on estimates of the criteria that give rise to the discount, allowance or incentive, such as sales volume and marketing spending. We routinely review these criteria and our estimating process and make adjustments as facts and circumstances change. Historically, we have not found material differences between our estimates and actual results.
      In order to obtain exclusive contracts with certain customers, we may incur upfront cost or assume liabilities. These are capitalized and amortized over the life of the contract. The amortized amounts are recorded as a reduction of sales.
      Product returns. Credits for parts returned under warranty and parts returned because of customer excess quantities are estimated and recorded at the time of the related sales. These estimates are based on historical experience, current trends and other factors. Revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known. Our customers have the right, in varying degrees, to return excess quantities of product. Any significant increase in the amount of product returns above historical levels could have a material adverse effect on our financial results.
      In 2005, we recorded a change in our estimate of outstanding potential warranty returns. For a description of this estimate change, see “— Results of Operations — Year Ended December 31, 2005 Compared with Year Ended December 31, 2004.”
      Impairment of intangible assets and tangible fixed assets. Our goodwill and other intangible assets with indefinite lives are held at historical cost. Our other intangible assets with finite lives and tangible fixed assets are held at historical cost, net of amortization and depreciation. We periodically evaluate the realizability of our intangible assets. We also perform a review of these intangible assets and tangible fixed assets if an indicator of impairment, such as an operating loss or a significant adverse change in the business or market place exists. If we determine that the historical carrying value of any of these assets has been impaired, we record the amount of the impairment as a charge against income.
      Tests for impairment involve management’s estimates of future cash flows. Such estimates require numerous assumptions including, but not limited to, assumptions regarding future economic and market conditions, competition, customer relations, pricing, raw material costs, production costs, selling, general and administrative costs, and income and other taxes. These estimates require judgment and are, by their nature, subjective.
      Retirement benefits. Pension obligations are actuarially determined and are affected by assumptions including discount rate, life expectancy, annual compensation increases and the expected rate of return on plan assets. Changes in the discount rate, and differences between actual results and assumptions, will affect the amount of pension expense we recognize in future periods.
      Postretirement health obligations are actuarially determined and are based on assumptions including discount rate, life expectancy and health care cost trends. Changes in the discount rate, and differences between actual results and assumptions, will affect the amount of expense we recognize in future periods. A one percent increase or decrease in the assumed health care cost trends would result in a $45,000 annual increase and a $39,000 annual decrease in postretirement health costs, respectively.
      Insurance reserves. Our insurance for workers’ compensation, automobile, product and general liability include high deductibles for which we are responsible. Deductibles for which we are responsible are recorded in accrued expenses. Estimates of such losses involve substantial uncertainties including litigation trends, the severity of reported claims, and incurred but not yet reported claims. External actuaries are used to assist us in estimating these losses.
      Environmental expenditures. Our expenditures for environmental matters fall into two categories. The first category is routine compliance with applicable laws and regulations related to the protection of the environment. The costs of such compliance are based on actual charges and do not require significant estimates.
      The second category of expenditures is for matters related to investigation and remediation of contaminated sites. The impact of this type of expenditure requires significant estimates by management. The estimated cost of the ultimate outcome of these matters is included as a liability in our balance sheet at September 30, 2006. This estimate is based on all currently available information, including input from outside legal and environmental professionals, and numerous assumptions. Management believes that the ultimate outcome of these matters will not exceed the $2.1 million accrued at September 30, 2006 by a material amount, if at all. However, because all investigation and site analysis has not yet been completed and because of the inherent uncertainty in such environmental matters, there can be no assurance that the ultimate outcome of these matters will not be significantly different than our estimates.
      Acquisition of ASC Industries, Inc. On May 25, 2006, we acquired ASC. The results of ASC have been included in our results since that date. The information included herein has been prepared based on a preliminary allocation of the preliminary ASC Acquisition purchase price. This allocation was based on preliminary estimates of the fair value of the assets acquired and liabilities assumed. The purchase price allocation is subject to change until all pertinent information regarding the ASC Acquisition and the assets and liabilities of ASC is obtained and fully evaluated. Finalization of the allocation of the ASC Acquisition purchase price could result in material changes to the amounts presented herein. The allocation of the ASC Acquisition purchase price will be finalized within one year after the ASC Acquisition Date.

Results of Operations
      The following table was derived from our unaudited condensed consolidated income statements for the nine months ended September 30, 2005 and 2006 and our audited consolidated income statements for the years ended December 31, 2004 and 2005. The amounts are presented in thousands.

	Year Ended		Nine Months Ended
	December 31,		September 30,

	2004	2005	2005	2006

Net sales	$892,765	$873,426	$667,607	$729,012
Cost of sales	703,035	708,360	531,617	584,216

Gross profit	189,730	165,066	135,990	144,796
Operating expenses
Selling and warehousing	60,335	60,813	46,086	47,826
General and administrative	38,395	41,761	31,115	34,721
Amortization of acquired intangible assets	6,834	5,888	4,772	4,773
Costs of integration of water pump operations and resulting asset impairment losses	—	—	—	5,429
Costs of closing facilities and consolidating operations	—	—	—	6,275
Asset impairments and other costs, including loss on abandonment of an operation	—	21,530	2,759	—

Operating income	84,166	35,074	51,258	45,772
Other income (expense)
Interest expense, net	(35,699)	(36,003)	(26,514)	(31,935)
Write-off of deferred financing costs	—	—	—	(2,625)
Management fee expense	(2,000)	(2,000)	(1,500)	(1,500)
Miscellaneous, net	867	(1,139)	(351)	92

Income (loss) before income taxes	47,334	(4,068)	22,893	9,804
Income tax expense	19,295	1,678	10,340	5,347

Net income (loss) from continuing operations	28,039	(5,746)	12,553	4,457

Discontinued operations
Net income from discontinued operations, net of tax	2,790	1,218	546	1,509
Loss on sale of discontinued operations, net of tax	—	—	—	(18,272)

	2,790	1,218	546	(16,763)

Net (loss) income	$30,829	$(4,528)	$13,099	$(12,306)

Acquisition and Sales of Operations
      As discussed above, on May 25, 2006, we acquired ASC. The amounts presented in the table above and discussed below include the results of ASC from the ASC Acquisition Date.
      On June 30, 2006, we sold our driveline components operation and our specialty distribution operation. The results of the driveline components and specialty distribution operations are reported as discontinued operations in the table above. Except where specifically referred to as discontinued operations, the amounts and comparisons discussed below address only continuing operations and, therefore, exclude the results of the operations that were sold.

Nine Months Ended September 30, 2006 compared with the Nine Months Ended September 30, 2005
      Net sales. Net sales increased $61.4 million, or 9.2%, to $729.0 million in the first three quarters of 2006 compared to $667.6 million in the first three quarters of 2005. $35.6 million of the increase was due to the inclusion of ASC’s sales after the ASC Acquisition Date. The remaining increase was volume driven, with higher sales in the retail, OEM, and heavy duty channels, partially offset by lower sales in the traditional and OES channels. The sales increase includes an approximate 0.6% increase attributable to initial rollouts related to our initiative to expand into additional product lines with existing customers. There is no assurance that this trend will occur in future quarters.
      Gross profit. Results for the first three quarters of 2006 included $0.3 million of severance costs and $8.1 million of non-cash ASC Acquisition-related charges. Results for the first three quarters of 2005 included $2.0 million of special facilities consolidation and severance costs.
      The $8.1 million non-cash ASC Acquisition-related charges in the 2006 period consisted of the sales, after the ASC Acquisition Date, of ASC inventory that was written up from cost to market value as part of the preliminary allocation of the ASC Acquisition purchase price. The total preliminary inventory write-up, which was required by GAAP for an acquisition, was $9.8 million. Sales of the written-up inventory will continue to adversely affect our results until all of the inventory on hand at the ASC Acquisition Date is sold. The remaining portion of that inventory on hand at September 30, 2006 is expected to be sold in the fourth quarter of 2006. Consequently, the remaining $1.7 million of inventory write-up is expected to be included in cost of sales in the fourth quarter of 2006 and, thereby, adversely affect results for that period.
      Gross profit, as reported, was $144.8 million in the first three quarters of 2006 and $136.0 million in the first three quarters of 2005. Excluding the special and ASC Acquisition-related charges identified in the second preceding paragraph, gross profit increased to $153.2 million in the 2006 period from $138.0 million in the 2005 period. The related gross margin percentage increased to 21.0% in the 2006 period compared to 20.7% in the 2005 period.
      Higher sales volume in the first three quarters of 2006 was a major factor in our gross profit increase. The 2006 period gross profit was favorably impacted by benefits from our manufacturing cost reduction initiatives, a favorable sales mix, and by the lower per-unit cost of manufacturing at higher production volumes. These benefits were offset by higher warranty expense and the cost of inflation-driven wage and other cost increases, including increases in raw material, freight and utility costs due to the high cost of energy.
      Selling and warehousing expenses. Selling and warehousing expenses were $47.8 million for the first three quarters of 2006, $1.7 million higher than the first three quarters of 2005. $0.8 million of the increase was due to the inclusion of ASC since the ASC Acquisition Date. The 2006 period increase also included the effects of higher volume, higher employee bonuses, and the effects of inflation on employee-related and other operating costs. These increases were partially offset by lower trade advertising. Selling and warehousing expenses were 6.6% of sales in the 2006 period and 6.9% of sales in the 2005 period.
      General and administrative expenses. General and administrative expenses were $34.7 million in the first three quarters of 2006, $3.6 million higher than the first three quarters of 2005. $1.4 million of the increase was due to the inclusion of ASC since the ASC Acquisition Date. The 2006 period increase also included higher employee bonuses, inflation-driven cost increases, and the cost of employee stock option based compensation. These increases in the first three quarters of 2006 expense were partially offset by a $0.5 million gain from the sale of our airplane and lower bad debt expense.
      The employee stock option based compensation expense of $1.2 million in the first three quarters of 2006 was the result of implementing SFAS No. 123R, “Stock-Based Payments,” in 2006. In 2005, prior to adoption of SFAS No. 123R, we did not record an expense for stock option based compensation.
      Costs of integration of water pump operations and resulting asset impairment losses. Before the ASC Acquisition, our “pre-acquisition water pump operations” manufactured and distributed water pumps to all market channels. We have made plans to integrate our pre-acquisition water pump operations with the water pump operations of ASC. This integration includes plans to consolidate the operations of several facilities. In connection with this consolidation, we incurred the following expenses and losses in the first three quarters of 2006 (in millions):

Land, building, & equipment impairment losses	$4.3
Severance	0.3
Raw materials write-off	0.3
Other integration costs	0.5

$5.4

      Costs of closing facilities and consolidating operations. The following table summarizes the costs of closing certain facilities, which we recorded in the first three quarters of 2006 (in millions):

	Asset
	Write-
	downs	Severance	Other	Total

Closure of Canadian facility (a)	$0.4	$0.4	$0.1	$0.9
Closure of Mexican facility (b)	1.0	2.0	2.4	5.4

Total	$1.4	$2.4	$2.5	$6.3

(a)	In March 2006, we decided to close our Canadian facility, which manufactured and distributed mechanical fuel pumps. This production and distribution was transferred to our fuel pump operations in Fairfield, Illinois. Closure activities began in the second quarter of 2006 and were completed in the third quarter of 2006.

(b)	On April 24, 2006, we announced our plan to close our Mexican filter manufacturing plant and transfer production to our Albion, Illinois filter manufacturing facility. The shutdown and transfer of production began in the second quarter and was, for the most part, completed by the end of third quarter of 2006. In the first three quarters of 2006, we incurred $5.4 million of losses related to closing the Mexican plant and consolidating operations in Illinois. These losses included $2.0 million for severance costs, $1.0 million of non-cash equipment and inventory write-offs, $0.6 million of professional fees, and $1.8 million of other cash costs, which were primarily for equipment dismantling and transporting costs.
      Asset impairments and other costs, including loss on abandonment of an operation. Airtex Products Ltd. (“Airtex UK”) was an indirect wholly owned subsidiary of UCI with operations in the United Kingdom. In the second quarter of 2005, the largest customer of Airtex UK became insolvent and ceased operations, resulting in a loss of more than 50% of the revenue of Airtex UK. As a result of that situation, in the second quarter of 2005, we decided to cease additional funding of the operations of Airtex UK and we subsequently sold Airtex UK in the third quarter of 2005. In the first three quarters of 2005, we recorded a non-cash charge of $2.2 million for the impairment of certain assets of Airtex UK and $0.6 million for losses incurred as a result of the abandonment and sale of Airtex UK.
      Interest expense, net. Net interest expense was $5.4 million higher in the first three quarters of 2006 compared to the first three quarters of 2005. $3.2 million of this increase was related to the effects of the ASC Acquisition, which resulted in the assumption of $10 million of ASC debt and $113 million of new borrowings to pay for a portion of the ASC Acquisition cost. This increase was partially offset by the $0.6 million favorable effect of the $36.3 million of net cash proceeds from the sale of the driveline components and specialty distribution operations. Excluding the effects of the aforementioned acquisition and dispositions, the remaining $2.8 million increase was attributable to higher interest rates, partially offset by lower debt levels.
      Write-off of deferred financing costs. In the first three quarters of 2006, we recorded a $2.6 million loss to write off the unamortized deferred financing costs related to previously outstanding debt, which was replaced by the borrowings under UCI’s senior secured credit agreement.

      Income tax expense. Income tax expense in the first three quarters of 2006 was $5.0 million lower than expense in the first three quarters of 2005, due to lower pre-tax income. For an explanation of high effective tax rates in both periods, see Note H to our historical condensed consolidated financial statements as of September 2006 and for the nine months ended September 30, 2006 and 2005 included in this offering memorandum.
      Net income (loss) from continuing operations. Due to the factors described above, net income from continuing operations was $4.5 million for the first three quarters of 2006 and $12.6 million in the first three quarters of 2005.
      Discontinued operations. Net income of discontinued operations was $1.5 million in the first three quarters of 2006 compared to $0.5 million in the first three quarters of 2005. The after-tax loss on the sale of the discontinued operations was $18.3 million in 2006.
      Net (loss) income. Due to the factors described above, we reported a net loss of $12.3 million in 2006 compared to net income of $13.1 million in the first three quarters of 2005.
Year Ended December 31, 2005 Compared with Year Ended December 31, 2004
      Net sales. Net sales decreased $19.3 million, or 2.2%, from $892.8 million in 2004 to $873.4 million in 2005.
      $14.0 million of the sales reduction was attributable to a change in our estimate of outstanding potential warranty claims. Based on new information, we have revised our estimate of the average periods of time it takes for warranty claims to be received after our sale to our customer. (This time period includes the time our product is in our customer’s possession and the amount of time, after our customer sells to the ultimate consumer, that it takes for the warranty claim to be made.) We currently estimate that there is a significantly longer period of time than previously estimated between the date of sale and the date the related warranty claims are received. This significantly longer period of time translates into a significantly higher estimate of potential warranty claims outstanding.
      Excluding this $14.0 million, the decrease in sales from 2004 to 2005 was $5.3 million. This decrease was volume driven with lower sales to the traditional and OEM channels. Sales to the original equipment service and heavy-duty channels increased. Sales to the retail channel were essentially unchanged.
      Gross profit. Gross profit, as reported, was $165.1 million for 2005 and $189.7 million for 2004. Both years include several special entries. The following table presents the special entries and a gross profit comparison, after excluding these special entries. The amounts are presented in millions.

	2005	2004

Gross profit, as reported	$165.1	$189.7
Add back special entries:
Product line relocations, facilities upgrades and consolidations, and severance	2.4	1.3
Change in estimated warranty reserves	14.0	—
Change in estimated slow moving/obsolete inventory reserves	—	2.8
Sale of inventory that was written up to market from historical cost per U.S. GAAP acquisition rules	—	0.5

	$181.5	$194.3

      The $14.0 million change in warranty reserves is discussed above. The $2.8 million increase in the reserve for slow moving inventory recorded in 2004 was the result of unsuccessful efforts to sell the slow moving inventory in the fourth quarter of 2004 and the resulting determination that the slow moving inventory was worth less than the recovery amount estimated in 2003.
      Excluding the special entries, gross profit declined to $181.5 million from $194.3 million in 2004, and the gross margin percentage declined to 20.5% in 2005 from 21.8% in 2004. For purposes of calculating the

'

2005 gross margin percent, 2005 sales were increased by the $14.0 million change in estimated warranty reserves.
      Lower sales volume in 2005 contributed to the gross profit decline. The remaining decline in gross profit and reduction in gross margin percentage were primarily due to the higher per-unit cost of manufacturing at lower production volumes, a shift in sales mix and an increase in steel costs, net of pass-through selling price increases. These higher costs were partially offset by lower insurance costs and manufacturing cost reductions. Savings due to improved procurement practices offset inflation-driven wage increases and higher freight, non-steel raw material, and fuel costs caused by higher oil prices and general inflation.
      Selling and warehousing expenses. Selling and warehousing expenses were $60.8 million for 2005, $0.5 million higher than 2004. The cost of the addition of strategic sales personnel and inflation-driven salary increases was offset by cost savings from warehouse consolidations. Selling and warehousing expenses were 7.0% and 6.8% of sales in 2005 and 2004, respectively.
      General and administrative expenses. General and administrative expenses were $41.8 million in 2005, $3.4 million higher than in 2004. The increase was primarily due to our continuing investment in processes and management talent necessary to drive improvements in future operations and to inflation-driven salary increases. These increases were partially offset by lower bonus expense and lower employee-related insurance. General and administrative expenses were 4.8% and 4.3% of sales in 2005 and 2004, respectively.
      Asset impairments and other costs, including loss on abandonment of an operation. The following table summarizes the Company’s 2005 asset impairments and other costs, including loss on abandonment of an operation (in millions):

Impairment of trademark	$8.1
Impairment of software asset	3.8
Loss on contractual commitment	1.3
Impairment of property and equipment	5.5
Abandonment of an operation	2.8

$21.5

      For additional information, see Note C to our historical consolidated financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004 included in this offering memorandum.
      Interest expense, net. Net interest expense increased $0.3 million from $35.7 million in 2004 to $36.0 million in 2005. The 2005 and 2004 amounts included $0.2 million and $1.0 million, respectively, of accelerated amortization of deferred financing costs associated with the voluntary prepayments of $15.0 million of debt in 2005 and $65.0 million of debt in 2004. The 2004 amount included $0.6 million of interest capitalization related to a large 2004 capital project. Excluding the accelerated amortization and interest capitalization, there was a $0.5 million increase of interest expense, which was attributable to higher interest rates in 2005, partially offset by lower debt levels.
      Income tax expense. Because of pre-tax loss in 2005 versus pre-tax income in 2004, income tax expense is significantly lower in 2005. Despite a consolidated pre-tax loss, we have a 2005 tax expense. The primary reasons for this are (i) not recognizing tax benefit on foreign tax credit carryforwards, (ii) not recognizing tax benefit on foreign operating losses that resulted in tax loss carryforwards, and (iii) not recognizing tax benefit on the $2.8 million loss on abandonment and sale of Airtex UK. Tax benefit was not recognized on these three items because realization is not probable.
      Net income (loss) from continuing operations. Due to the factors described above, we reported a net loss from continuing operations of $5.7 million in 2005 compared to a net income from continuing operations of $28.0 million in 2004.

      Discontinued operations. Net income of discontinued operations was $1.2 million in 2005 compared to $2.8 million in 2004.
      Net (loss) income. Due to the factors described above, we reported a net loss of $4.5 million in 2005, compared to net income of $30.8 million in 2004.
Liquidity and Capital Resources
      At September 30, 2006 and December 31, 2005, the Company had $41.4 million and $26.2 million of cash, respectively. Outstanding debt at September 30, 2006 and December 31, 2005, was $532.7 million and $442.5 million, respectively, as follows (in millions):

	September 30,	December 31,
	2006	2005

Short-term borrowings	$10.5	$0.3
Capital lease obligations	1.0	—
Term loan	295.4	217.0
Senior subordinated notes	230.0	230.0
Unamortized debt issuance costs	(4.2)	(4.8)

	$532.7	$442.5

      On October 27, 2006, we used cash on hand to voluntarily repay $30.4 million of the term loan. Also, on July 6, 2006, we used cash on hand to repay $34.6 million of the term loan, of which $8.0 million was required to be paid. In June 2005, we made a voluntary prepayment of $15 million of the term loan. Because of these and previous voluntary prepayments of $65.0 million in 2004, we do not have any required repayments of the senior credit facility term loans until September 2011. UCI’s $230.0 million senior subordinated notes are due in 2013.
      Short-term borrowings are routine borrowings by our foreign operations.
      As adjusted to give effect to the issuance of the notes and the October 2006 voluntary repayment of the $30.4 million discussed above, our outstanding debt as of September 30, 2006 would have been $735.0 million.
      Below is a schedule of future cash debt payments as adjusted to give effect to the issuance of the notes and the October 2006 voluntary repayment of the $30.4 million discussed above. The amounts are presented in millions.

2006	$4.2
2007	7.1
2008	0.3
2009	—
2010	—
Thereafter	927.6

$939.2

      Our significant debt service obligation is an important factor when assessing our liquidity and capital resources. At the September 30, 2006 debt level and interest rates, annual interest expense, including amortization of deferred financing costs and debt issuance costs, was approximately $48.0 million. An increase of 0.25% on our variable interest rate debt would increase the annual interest cost by $0.6 million.
      At the September 30, 2006 pro forma debt level and assumed interest rate for the twelve months ended September 30, 2006, annual interest expense, including amortization of deferred financing costs and debt issuance costs, was approximately $79.5 million. Because interest on the notes will initially be paid by capitalizing accrued interest to principal, our cash interest expense will not initially increase as a result of the issuance. However, on                     , 2012, we will be required to make a catch up payment on the notes to cover all interest on the notes through that date that have been capitalized to principal, and thereafter, interest on the notes will be payable in cash.

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      Our significant debt service obligation could, under certain circumstances, have a material adverse effect on results of operations and cash flow.

UCI Holdco Debt Obligations.
      We are a holding company with no business operations or assets other than the capital stock of UCI Acquisition, which itself is a holding company with no operations or assets of its own other than the capital stock of UCI. Our operations are conducted through UCI and its subsidiaries. Consequently, we are dependent on loans, dividends and other payments from UCI Acquisition, and, indirectly, UCI and its subsidiaries, to make payments of principal and interest in cash on the notes.
      If we are unable to obtain funds from our direct and indirect subsidiaries as a result of restrictions under their debt or other agreements, applicable laws and regulations or otherwise, we may not be able to pay cash interest or principal on the notes when due. The terms of its senior credit facilities significantly restrict UCI from paying dividends and otherwise transferring assets to us, except for administrative, legal and accounting services. The terms of the indenture governing the senior subordinated notes issued by UCI also significantly restrict UCI and its subsidiaries from paying dividends and otherwise transferring assets to us.
      We currently anticipate that, in order to pay the principal amount of the notes or to repurchase the notes upon a change of control as defined in the indenture governing the notes, we will be required to adopt one or more alternatives, such as refinancing all or a portion of our and our subsidiaries’ indebtedness, selling our equity securities or the equity securities or assets of UCI or seeking capital contributions or loans from our affiliates. If refinancing is necessary, there can be no assurance that we will be able to secure such financing on acceptable terms, or at all.

UCI Debt Obligations and Operations.
      UCI’s primary source of liquidity is cash flow from operations and borrowings under its $75.0 million revolving credit facility. Borrowings under the revolving credit facility are available to fund working capital requirements, capital expenditures and other general corporate purposes. At September 30, 2006 and as of the date hereof, $9.4 million of revolving credit borrowing capacity had been used to support outstanding letters of credit. This resulted in $65.6 million of unused borrowing capacity at September 30, 2006.
      UCI’s ability to make scheduled payments of principal or interest on, or to refinance, its indebtedness or to fund planned capital expenditures will depend on its ability to generate cash in the future. Such cash generation is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
      Based on the current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under UCI’s revolving credit facility, will be adequate to service UCI and its subsidiaries’ debt, meet liquidity needs and fund planned capital expenditures for the next two years. For later years, we can give no assurance that UCI’s business will generate sufficient cash flow from operations, or that future borrowings will be available under its revolving credit facility in an amount sufficient to enable it to service its indebtedness or to fund other liquidity needs.
      The Company’s senior credit agreement for its senior credit facility permits sales of and liens on receivables, which are being sold pursuant to factoring arrangements, subject to certain limitations. We intend to factor our receivables when it is economically beneficial to do so. We have established factoring relationships with three customers, which have resulted in the sales of approximately $31.4 million of receivables during the first three quarters of 2006. If receivables had not been factored, there would have been $21.7 million more receivables outstanding at September 30, 2006, including $0.7 million sold by ASC prior to the ASC Acquisition Date. At December 31, 2005, if receivables had not been factored, there would have been $6.0 million more receivables outstanding. As the opportunities arise, we will evaluate other factoring arrangements, which if implemented, would increase the amount of receivables sold in the future.

Senior Credit Agreement.
      In connection with the ASC Acquisition, on May 25, 2006, UCI entered into a senior credit agreement. The senior credit agreement replaced UCI’s previously existing credit facility and provided for additional borrowing capacity of up to $113.0 million.
      UCI replaced the $217.0 million term loan that was outstanding under its previously existing senior credit facility with a term loan borrowing under the new credit facility. In addition, $113.0 million was borrowed to finance a portion of the ASC Acquisition purchase price.
      On June 16, 2005, UCI entered into an amendment to its senior credit facility, which permits it to repurchase from time to time up to $75.0 million in aggregate principal amount of senior subordinated notes. As of the date hereof, UCI had not repurchased any of the senior subordinated notes, although it may, under appropriate market conditions, do so in the future.

Net Cash Provided by Operating Activities.
      Net cash provided by operating activities of continuing operations for the first three quarters of 2006 was $34.6 million. Profits, before deducting (i) depreciation, (ii) amortization, and (iii) $8.7 million of non-cash charges for the write-off of deferred financing costs and the write-down of assets, generated $42.9 million of cash. An increase in trade receivables resulted in a $7.9 million use of cash. (Higher sales in the 2006 third quarter compared to the 2005 fourth quarter caused this receivables increase.) Significant reductions in both inventory and accounts payable resulted in a net $2.2 million use of cash. Changes to all other assets and liabilities netted to a $1.8 million positive effect on cash.
      Net cash provided by operating activities of continuing operations for the year ended December 31, 2005 was $62.4 million. Profits, before deducting depreciation and amortization and before deducting non-cash impairments and asset write-downs of an abandoned operation, generated $53.2 million of cash. Increased trade receivables resulted in a $21.2 million use of cash. Higher sales in the fourth quarter of 2005 compared to the fourth quarter of 2004 was the primary reason for the increase. Normal timing of collections and selective extensions of customer payment terms also contributed to the increase. At times payment terms are extended for special promotional sales and at times as part of comprehensive long-term sales agreements. The trade receivables use of cash was offset by cash generated from $5.2 million of inventory reductions and an $18.7 million increase in accounts payable. The increase in payables was due to extending payment timeframes with our suppliers, as well as the timing of disbursements. We continually work to extend vendor payment terms as a means of reducing our cash requirements for working capital. Changes in all other assets and liabilities netted to a $6.5 million positive effect on cash.

Net Cash Used in Investing Activities.
      Historically, net cash used in investing activities has been for capital expenditures, offset by proceeds from the disposition of property, plant and equipment. Capital expenditures in the nine months ended September 30, 2006 and 2005 were $18.3 million and $25.1 million, respectively. Approximately $2.2 million and $9.8 million, respectively, of the 2006 and 2005 amounts were related to the implementation of a new fully integrated information system that has been implemented at certain domestic operations. For the full year 2006, we expect capital expenditures of our continuing operations to be between $25.0 million and $30.0 million. Capital expenditures for the year ended December 31, 2005 and 2004 were $30.6 million and $42.5 million, respectively. Approximately $2.2 million and $12.5 million, respectively, of the 2005 and 2004 capital expenditures were related to the long-term capital investment plan to increase capacity and reduce cost at our filtration facilities. The 2005 and 2004 amounts also included $11.6 million and $7.6 million, respectively, for the implementation of the new, fully integrated information technology.
      In the first nine months of 2006, we had net cash proceeds of $36.3 million from the sale of discontinued operations and cash expenditures of $125.5 million for the acquisition of ASC. As part of the ASC Acquisition, we acquired $3.8 million of cash.

Contractual Obligations
      The following table is a summary of contractual cash obligations (excluding interest) for continuing operations at December 31, 2005 (in millions) on a pro forma basis:

	Payments Due by Period

	Less Than			More Than
	1 Year	1-3 Years	3-5 Years	5 Years	Total

Short-term borrowings	$0.3	$—	$—	$—	$0.3
Long-term debt	—	2.8	214.2	230.0	447.0
Estimated pension funding(1)	9.7	26.0	23.0	—	58.7
Other postretirement benefit payments(2)	0.4	0.8	1.0	—	2.2
Operating leases	3.1	4.7	3.5	6.9	18.2
Purchase obligations(3)	64.7	0.2	—	—	64.9
Management fee(4)	2.0	4.0	4.0	—	10.0
Employment agreements	0.8	—	—	—	0.8

Total contractual cash obligations	$81.0	$38.5	$245.7	$236.9	$602.1

(1)	Estimated pension funding is based on the current composition of pension plans and current actuarial assumptions. Pension funding will continue beyond year 5. Nevertheless, estimated pension funding is excluded from the table after year 5. See Note M to our historical consolidated financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004 included in this offering memorandum for the funding status of the Company’s pension plans at December 31, 2005.

(2)	Estimated benefit payments are based on current actuarial assumptions. Benefit payments will continue beyond year 5. Nevertheless, estimated payments are excluded from the table after year 5. See Note M to our historical consolidated financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004 included in this offering memorandum for the funding status of our other postretirement benefit plans at December 31, 2005.

(3)	Included in the purchase obligations is $4.1 million related to property, plant and equipment. The remainder is for materials, supplies and services routinely used in our normal operations.

(4)	The management fee is excluded from the table after year 5. The management fee is expected to continue as long as the ownership of us does not change.
Recent Accounting Pronouncements
      In December 2004, SFAS No. 123R, “Share-Based Payment” was issued. SFAS No. 123R requires the measurement of share-based payments to employees using a fair-value-based method and the recording of such expense in the income statement. The accounting provisions of SFAS No. 123R, as related to us, are effective for reporting periods beginning after December 15, 2005 and are to be applied prospectively. Also, in March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin 107 (“SAB 107”). SAB 107 provides clarification on the implementation of SFAS No. 123R and the relationship of SFAS No. 123R to certain SEC rules and regulations. The pro forma disclosures previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. See the “Stock Options” section of Note A to our consolidated financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004 included in this offering memorandum for the pro forma net income as if we had used a fair-value-based method, similar to the methods required under SFAS No. 123R, to measure compensation expense. Had SFAS No. 123R been applied in the periods disclosed, the impact would have been similar to those pro forma amounts. The future impact is dependent upon if and when additional options are granted or expire, as well as the vesting period of such options.
      In December 2004, the FASB issued SFAS No. 151, “Inventory Costs.” SFAS No. 151 primarily clarifies the accounting for inventory when there are abnormal amounts of idle facility expense, freight,

handling costs and wasted materials. Under existing guidelines, items such as idle facility expense, excessive spoilage and re-handling costs may be ’so abnormal’ as to require treatment as current period charges rather than recorded adjustments to the value of inventory. SFAS No. 151 requires that abnormal levels of such items be recognized as current period charges regardless of whether they meet the ’so abnormal’ criteria. The accounting provisions of SFAS No. 151 are to be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. SFAS No. 151 did not have a material effect on our financial statements.
      In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140.” This statement, which is effective for fiscal years beginning after September 15, 2006, was issued to simplify the accounting for servicing rights and to reduce the volatility that results from using different measurement attributes. The implementation of SFAS No. 156 is not expected to have a material effect on our financial statements.
      In June 2006, the FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. FIN 48 is effective beginning January 1, 2007. Any cumulative impact resulting from the adoption of FIN 48 would be recorded as an adjustment to beginning retained earnings. We are currently evaluating this interpretation to determine if it will have a material impact on our financial statements.
      In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for fiscal years beginning after November 15, 2007. We have not evaluated the impact of this statement on our financial statements.
      In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).” This statement requires a company to fully recognize the overfunded or underfunded status of its defined benefit postretirement plans as an asset or liability in its financial statements and to recognize changes in the funded status through comprehensive income in the year in which the changes occur. This provision of SFAS No. 158 is effective for reporting periods beginning after July 1, 2007. We are currently assessing the impact of this provision of SFAS No. 158 on our financial statements. SFAS No. 158 also requires that we measure our plans assets and benefit obligations as of our year-end financial statement date. This provision of SFAS No. 158 is effective for fiscal years ending after December 15, 2008. This provision of SFAS No. 158 will not impact our financial statements because we currently do our measurements at our year-end financial statement date.
      In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 addresses diversity in practice in quantifying financial statement misstatements for the purpose of assessing materiality. SAB 108 requires that a company quantify misstatements based on the impact on each of their financial statements and related disclosures. SAB 108 is effective as of the end of 2006, allowing a one-time transitional cumulative effect adjustment to retained earnings as of January 1, 2006 for misstatements that were not previously deemed material, but are material under the guidance in SAB 108. We are currently evaluating SAB 108 to determine if it will have an impact on our financial statements.
Quantitative and Qualitative Disclosures About Market Risk
      Our exposure to market risk consists of foreign currency exchange rate fluctuations and changes in interest rates.

Foreign Currency Exposure
      Currency translation. As a result of international operating activities, we are exposed to risks associated with changes in foreign exchange rates, principally exchange rates between the U.S. dollar and the Mexican peso, British pound and the Chinese Yuan. The results of operations of our foreign subsidiaries are translated into U.S. dollars at the average exchange rates for each relevant period. This translation has no impact on our cash flow. However, as foreign exchange rates change, there are changes to the U.S. dollar equivalent of sales and expenses denominated in foreign currencies. During 2005, approximately 12% of our business was transacted in local currencies of foreign countries. While our international results of operations, as measured in U.S. dollars, are subject to foreign exchange rate fluctuations, we do not consider the related risk to be material to our financial condition or results of operations. If the exchange rate between the foreign currencies and the U.S. dollar had decreased by 10%, our net income would have been lower by $0.2 million in 2005 due to the reduction in reported results from our foreign operations.
      The balance sheets of foreign subsidiaries are translated into U.S. dollars at the closing exchange rates as of the relevant balance sheet date. Any adjustments resulting from the translation are recorded as other comprehensive income on our statement of shareholders’ equity. We manage this exposure primarily by balancing monetary assets and liabilities and maintaining cash positions only at levels necessary for operating purposes in those countries.
      Currency transactions. Currency transaction exposure arises where actual sales and purchases are made by a business or company in a currency other than its own functional currency. The majority of our businesses source raw materials and sell their products within their local markets’ currencies and, therefore, have limited transaction exposure.
      As a result of the ASC Acquisition, we now source a greater amount of our raw materials and produce a greater amount of our products in China. We are currently evaluating the effects of changes in currency translation on this business.
      In the future, we expect to continue to monitor our transaction exposure to currency rate changes and enter into currency forward and option contracts to limit the exposure, as appropriate. Gains and losses on contracts are deferred until the transaction being hedged is finalized. As of September 30, 2006, we had no foreign currency contracts outstanding. We do not engage in any speculative activities.
Interest Rate Risk
      In connection with UCI’s senior credit facilities, UCI had interest rate swap agreements, which expired in August 2005. These agreements effectively converted $118 million of variable rate debt to fixed rate debt for the two years ended August 2005. On August 10, 2005, UCI entered into new interest rate swap agreements. These new agreements effectively convert $80 million of variable rate debt to fixed rate debt for the two years ending August 2007, and $40 million for the 12-month period ending August 2008. The variable component of the interest rate on borrowings under the senior credit facilities is based on LIBOR. Under the swap agreements, we will pay 4.4%, and will receive the then current LIBOR on $80 million through August 2007 and $40 million for the 12-month period ending August 2008.
      Both the senior credit facility and these notes are variable interest rate debt based on LIBOR. We utilize, and we will continue to utilize, sensitivity analyses to assess the potential effect of our variable rate debt. Adjusted to give effect to the issuance of the notes, if variable interest rates were to increase by 0.25% per annum, the net impact would be a decrease of approximately $0.7 million of our net income and approximately $0.3 million of our cash flow.
Treasury Policy
      Our treasury policy seeks to ensure that adequate financial resources are available for the development of our businesses while managing our currency and interest rate risks. Our policy is to not engage in speculative transactions. Our policies with respect to the major areas of our treasury activity are set forth above.